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                                                                    EXHIBIT 99.2

                      CONSENT OF BEAR, STEARNS & CO. INC.

The Hain Food Group, Inc.
50 Charles Lindbergh Blvd.
Uniondale, N.Y. 11553

    Attention: Board of Directors

    We hereby consent to the use in the Registration Statement on Form S-4 of The Hain Food Group, Inc. ("Hain"), covering the securities of Hain to be used in connection with the merger of a subsidiary of Hain with and into Celestial Seasonings, Inc., and in the related Joint Proxy Statement/ Prospectus, of our opinion dated March 5, 2000 appearing as Annex D to such Joint Proxy Statement/ Prospectus, and to the description therein of such opinion; and to the references therein to us under the headings "Summary--Opinions of Financial Advisors," "The Merger--Background Of The Merger," "The Merger--Considerations Of Hain's Board Of Directors" and "Role Of Financial Advisors--Opinion of Hain's Financial Advisor." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

By: /s/ BEAR, STEARNS & CO. INC.
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   BEAR, STEARNS & CO. INC.

Bear, Stearns & Co. Inc.
New York, New York
March 31, 2000